Capital World Bond Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$303,254
Class B	$11,019
Class C	$28,343
Class F-1	$64,312
Class F-2	$7,738
Total	$414,666
Class 529-A	$8,713
Class 529-B	$759
Class 529-C	$3,644
Class 529-E	$446
Class 529-F-1	$787
Class R-1	$637
Class R-2	$4,708
Class R-3	$5,914
Class R-4	$3,918
Class R-5	$9,632
Class R-6	$2,004
Total	$41,162

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.9910
Class B	$0.7969
Class C	$0.7946
Class F-1	$0.9809
Class F-2	$1.0580
Class 529-A	$0.9798
Class 529-B	$0.7806
Class 529-C	$0.7865
Class 529-E	$0.9057
Class 529-F-1	$1.0226
Class R-1	$0.8016
Class R-2	$0.8047
Class R-3	$0.9029
Class R-4	$0.9877
Class R-5	$1.0505
Class R-6	$0.3873

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	313,892
Class B	12,903
Class C	35,967
Class F-1	60,065
Class F-2	16,030
Total	438,857
Class 529-A	9,852
Class 529-B	1,004
Class 529-C	5,155
Class 529-E	547
Class 529-F-1	873
Class R-1	859
Class R-2	6,470
Class R-3	7,119
Class R-4	4,618
Class R-5	5,410
Class R-6	6,344
Total	48,251

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$20.28
Class B	$20.15
Class C	$20.04
Class F-1	$20.18
Class F-2	$20.25
Class 529-A	$20.32
Class 529-B	$20.21
Class 529-C	$20.17
Class 529-E	$20.22
Class 529-F-1	$20.23
Class R-1	$20.15
Class R-2	$20.15
Class R-3	$20.25
Class R-4	$20.26
Class R-5	$20.29
Class R-6	$20.28